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                                                                     EXHIBIT 5.1



                          OPINION OF ALSTON & BIRD LLP
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                        [Letterhead of Alston & Bird LLP]


                                  April 20, 2001


IRT Property Company
200 Galleria Parkway, Suite 1400
Atlanta, Georgia 30339

         Re:      Form S-8 Registration Statement
                  IRT Property Company 2000 Employee Stock Purchase Plan

Ladies and Gentlemen:

         The undersigned has acted as special counsel for IRT Property Company, a Georgia corporation (the "Company"), in connection with the above-referenced Registration Statement on Form S-8 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and covering 300,000 shares of the Company's common stock, $1.00 par value per share ("Company Stock"), that may be issued pursuant to the IRT Property Company 2000 Employee Stock Purchase Plan (the "Plan"). In connection therewith, we have examined originals or copies of corporate records, certificates of public officials and of officers of the Company and other instruments as we have deemed relevant and necessary for the opinion hereinafter expressed.

         On the basis of the foregoing, it is our opinion that the 300,000 shares of Company Stock to be issued pursuant to the Plan, when issued in accordance with the terms and conditions of the Plan, will be legally and validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing therein.

                                     Sincerely,

                                     ALSTON & Bird LLP



                                     By: /s/ RALPH F. MACDONALD III
                                         --------------------------
                                                 A Partner